Ferro Completes Acquisition of Egyptian Tile Coatings Manufacturer Al Salomi for Frit and Glazes

CLEVELAND, Ohio – November 17, 2015 – Ferro Corporation (NYSE: FOE, “Company”) announced today that it has completed the acquisition of Egypt-based tile coatings manufacturer Al Salomi for Frit and Glazes (“Al Salomi”) for approximately $36 million, including the assumption of debt, and subject to customary working capital and other purchase price adjustments.  The acquisition was previously announced on September 3, 2015.

Al Salomi is one of the leading manufacturers of frits and glazes in the Middle East and North Africa (“MENA”).  Al Salomi’s 5,600-square meter plant, located in Suez, Egypt, is state-of-the-art, including continuous furnaces and computerized production lines.  It is expected to be one of Ferro’s lowest cost frit production sites.  Current production capacity is 55,000 metric tons per year. An additional two lines, or 12,000 metric tons per year, of new tile coatings capacity is under construction and due to be operational in early 2016.  The plant, which will be Ferro’s second frit production facility in Egypt, includes additional land and certain infrastructure assets to support expected growth.

The transaction was funded with excess cash and borrowings under the Company’s existing revolving credit facility.  Based on 2014 EBITDA, excluding expected synergies, the acquisition purchase price represents a transaction multiple of approximately 8.0.  Including synergies and the commercial benefits associated with the two additional frit production lines now under construction, the transaction multiple would be approximately 5.7.  The transaction is not expected to significantly impact Ferro’s 2015 earnings but is expected to be accretive to adjusted diluted earnings per share by $0.03 to $0.06 in 2016.

“We are excited to complete the acquisition of Al Salomi and welcome the Al Salomi team to Ferro,” said Peter Thomas, Chairman, President and CEO of Ferro Corporation.  “The acquisition will provide much-needed production capacity, as we have been running at or near capacity levels at our existing plants in Spain and Egypt for some time.”

He continued, “Despite current weakness, the MENA region remains a very attractive, growing market for tile and porcelain enamel products.  This acquisition, combined with our investments in Turkey, strengthens our position as a market leader.  These investments are consistent with our growth strategy, which is to expand sales in emerging markets, accelerate product development efforts, and build upon our leading market positions in glass-based coatings and color solutions.  We continue to actively pursue a number of other transactions to build out all three of our business segments.”

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials, including glass-based coatings, pigments and colors, and polishing materials. Ferro products are sold into the building and construction, automotive, appliances, electronics, household furnishings, and industrial products markets.  Headquartered in Mayfield Heights, Ohio, the Company has approximately 4,710 employees globally and reported 2014 sales of $1.1 billion.

About Al Salomi for Frits and Glaze

Al Salomi for Frit and Glazes, headquartered in Cairo, Egypt, is a leading manufacturer of frits and glazes for the ceramic industry, primarily serving the Middle East region. The company’s production facility is located in the Suez industrial zone, north of the Gulf of Suez, and has capacity of 55,000 metric tons. Al Salomi has approximately 150 employees and recorded 2014 sales of EGP 169 million (approximately $22 million, at current exchange rates).

Cautionary Note on Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks, and other factors concerning the Company’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following:

•

Ferro’s ability to effectively integrate acquisitions, including Al Salomi, and achieve the expected synergies, as well as the acquisition being accretive and Ferro achieving the expected return on invested capital;

•	Ferro’s ability to successfully introduce new products or enter into new growth markets;
•	Demand in the industries into which Ferro sells its products may be unpredictable, cyclical, or heavily influenced by consumer spending;
•	Ferro’s ability to successfully implement and/or administer its cost-saving initiatives, including its restructuring programs, and to produce the desired results;
•	currency conversion rates and economic, social, regulatory, and political conditions around the world;
•	restrictive covenants in the Company’s credit facilities could affect its strategic initiatives and liquidity;

•	Ferro’s ability to access capital markets, borrowings, or financial transactions;
•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;
•	the impact of interruption, damage to, failure, or compromise of the Company’s information systems;
•	the availability of reliable sources of energy and raw materials at a reasonable cost;
•	Ferro’s presence in certain geographic regions, including Latin America and Asia-Pacific, where it can be difficult to compete lawfully;
•	increasingly aggressive domestic and foreign governmental regulations on hazardous materials and regulations affecting health, safety and the environment;
•	sale of products into highly regulated industries;
•	limited or no redundancy for certain of the Company’s manufacturing facilities and possible interruption of operations at those facilities;
•	competitive factors, including intense price competition;
•	Ferro’s ability to protect its intellectual property or to successfully resolve claims of infringement brought against it;
•	the impact of operating hazards and investments made in order to meet stringent environmental, health and safety regulations;
•	management of Ferro’s general and administrative expenses;
•	Ferro’s multi-jurisdictional tax structure;
•	the impact of the Company’s performance on its ability to utilize significant deferred tax assets;
•	the effectiveness of strategies to increase Ferro’s return on invested capital, and the short-term impact acquisitions may have on return on invested capital;
•	stringent labor and employment laws and relationships with the Company’s employees;
•	the impact of requirements to fund employee benefit costs, especially post-retirement costs;
•	implementation of new business processes and information systems, including the outsourcing functions to third parties;
•	exposure to lawsuits in the normal course of business;
•	risks and uncertainties associated with intangible assets;
•	Ferro’s borrowing costs could be affected adversely by interest rate increases;
•	liens on the Company’s assets by its lenders affect its ability to dispose of property and businesses;
•	Ferro may not pay dividends on its common stock in the foreseeable future; and
•	other factors affecting the Company’s business that are beyond its control, including disasters, accidents and governmental actions.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information, or circumstances that arise after the date of this release. Additional information regarding these risks can be found in our Annual Report on Form 10-K for the period ended December 31, 2014.

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Company Contacts

Investor Contact:

John Bingle, 216-875-5411

Treasurer and Director of Investor Relations

john.bingle@ferro.com

Media Contact:

Mary Abood, 216-875-5401

Director, Corporate Communications

mary.abood@ferro.com